Exhibit 10.2

DATED	2025

REDCLOUD HOLDINGS PLC

and

SOUMAYA HAMZAOUI

SERVICE AGREEMENT

Soumaya Hamzaoui Service Agreement

Soumaya Hamzaoui Service Agreement

THIS AGREEMENT is made on	2025

BETWEEN

(1)	REDCLOUD HOLDINGS PLC whose registered office is at 50 Liverpool Street, London EC2M 7PY (company registration number 15647424) (the “Company”); and

(2)	SOUMAYA HAMZAOUI (the “Executive”).

AGREED TERMS

1.	Definitions and interpretations

1.1	In this agreement including any schedules the following expressions shall have the following meanings:

“Board” means the board of directors of the Company from time to time or any committee of the Board duly appointed by it;

“Business Day” means any day other than a Saturday, Sunday or any other day which is a public holiday in the place from which the notice in question was sent;

“Effective Date” means the date of RedCloud Holdings officially listing their IPO on the NASDAQ, which is expected to be on or before 30 January 2025;

“Employment” means the employment of the Executive by the Company;

“Group” means the Company and its Group Members;

“Group Member” means the Company and any “group undertaking” (as defined in section 1161 of the Companies Act 2006) of the Company;

“Intellectual Property” means patents, utility models, petty patents, trade and service marks, design rights, trade names, service names, business names, copyrights, rights in the nature of copyright, database rights, domain names, semi-conductor topography rights, plant variety rights, know-how, rights in trade secrets and confidential information, rights protecting reputation and goodwill, rights in unfair competition and all other intellectual property rights and analogous rights as may exist anywhere in the world for the full term of the rights concerned together with all reversions, revivals, extensions and renewals of such rights (whether registered or not); all registrations and pending registrations relating to any such rights, the benefit of any pending applications for any such registrations and the right to apply for registrations of such rights; and all rights of action, powers or benefits belonging or accrued in relation to such rights (including the right to sue for and recover damages for past infringements);

“Privacy Notice” means the privacy notice available on Confluence (or the Company’s intranet if created and used from time to time; and

“Termination Date” means the date on which the Executive’s employment under this agreement terminates.

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1.2	In this agreement:

(a) reference to any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted and to any regulation, order, instrument or subordinate legislation under the relevant statute or statutory provision;

(b) reference to the singular includes a reference to the plural and vice versa;

(c) reference to any clause or schedule is to a clause or schedule (as the case may be) of or to this agreement;

(d) reference to any gender includes a reference to all other genders; and

(e) references to persons include bodies corporate, unincorporated associations and partnerships and any reference to any party who is an individual is also deemed to include their respective legal personal representative(s).

2.	Commencement of Employment

2.1	The Company shall employ the Executive and the Executive agrees to act on and subject to the terms and conditions specified in this agreement. The Executive’s job title is Chief Operating Officer.

2.2	The Employment pursuant to this agreement shall begin on the Effective Date and shall continue until terminated in accordance with the terms of this agreement. There is no probationary period.

2.3	The Executive’s period of continuous employment for the purposes of the Employment Rights Act 1996 began on the Effective Date.

2.4	The Executive warrants that by entering into this agreement the Executive will not be in breach of any express or implied terms of any contract with or any other obligations to any third party.

2.5	The Executive’s employment is conditional on the Executive having, and at all times during the Employment continuing to have, the right to live and work for the Company in the United Kingdom. The Executive undertakes to notify the Company immediately if any such right to work ceases, or is reasonably expected to cease during the Employment and to immediately provide the Company with written details of changes to the Executive’s personal circumstances or immigration status that might affect the Executive’s immigration permission or the right to work evidence that the Executive has provided previously to the Company.

2.6	In order for the Company to comply with its sponsorship duties and duties to prevent illegal working, if the Executive holds a work visa sponsored by the Company or any Group Member, the Executive is required to notify the Company in writing within five working days of any change in the Executive’s personal contact details (home address, home telephone number and mobile telephone number).

2.7	The Executive undertakes to provide on request to the Company all necessary cooperation and such documentary or online evidence as it may require to verify to its complete satisfaction the Executive’s right to work for the Company in the United Kingdom. The Executive acknowledges that the Executive’s continuing employment with the Company is conditional on compliance with this obligation and the duties in clauses 2.5 and 2.6, and that failure to comply to the Company’s satisfaction may result in disciplinary action under the Company’s Disciplinary Procedure.

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3.	Duties

3.1	The Executive:

	(a)	shall in willing cooperation with others at all times and in all respects faithfully and diligently perform such duties and exercise such powers as may be assigned to or vested in the Executive from time to time by or under the authority of the Board in such manner as shall be specified by or under the authority of the Board and shall use the Executive’s best endeavours to promote, protect and develop and extend the interests of the Company and any Group Member as directed by the Board and shall act in accordance with section 172 of the Companies Act 2006;

	(b)	acknowledges and agrees that the Company may at its sole discretion require the Executive to perform the Executive’s duties jointly with another person or persons;

	(c)	shall devote the whole of the Executive’s time attention and abilities to the performance of the Executive’s duties during the Company’s normal business hours of 9.00 am to 6:00 pm Monday to Friday inclusive and at such other times as may reasonably be necessary in the interests of the Company (unless prevented by illness or other incapacity and except as may from time to time be permitted or required by the CEO);

	(d)	acknowledges that the Executive holds a senior executive position with certain autonomous decision taking powers and therefore is not subject to regulation 4(1) of the Working Time Regulations 1998 but without prejudice to that the Executive accepts that by signing this agreement the Executive has agreed that, insofar as it would apply to the Employment, regulation 4(1) of the Working Time Regulations 1998 shall not apply unless the Executive withdraws such agreement by giving to the Company not less than three months prior notice in writing;

	(e)	undertakes not to harm the reputation of the Company or any Group Member;

	(f)	shall report to the Chief Executive Officer immediately on becoming aware of it:

		(i)	any activity, actual or threatened, which might affect the interests of the Company and/or any Group Member;

		(ii)	any actual, potential, or maturing business opportunity enjoyed by the Company or any Group Member;

		(iii)	the Executive’s own wrongdoing and any wrongdoing or proposed wrongdoing of any agent, employees, officer, or worker of the Company or any Group Member;

		(iv)	the plans of any other senior employee to leave the Company or any Group Member (whether alone or in concert with any other employee);

		(v)	the plans of any other senior employee (whether alone or in concert with any other employee) to join a competitor or to establish a business in competition with the Company or any Group Member;

		(vi)	the misuse by any employee of any Confidential Information belonging to the Company or any Group Member;

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	(g)	shall ensure that the Executive meets the requirements of any regulatory body or any other entity whose consent or approval is required to enable the Executive to undertake any of the Executive’s duties; and

	(h)	shall when requested to do so, fully and promptly give the Board such explanations, information and assistance as it may require relating to the transactions and affairs of the Company and any Group Member of which the Executive shall have knowledge or of which the Executive ought to have knowledge.

3.2	The Company takes a zero-tolerance approach to tax evasion. The Executive must not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. The Executive must immediately report to the Chief Executive Officer any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made. The Executive must at all times comply with the Company’s anti-corruption and bribery policy, which can be found on Confluence, as the Company may update it from time to time.

3.3	To the extent the following do, or may during the Employment, apply:

	(a)	The Executive shall have regard to the Executive’s relevant obligations under prevailing law and regulation including the Companies Act 2006, the UK Corporate Governance Code and associated guidance, the FCA’s Listing Rules, Prospectus Regulation Rules and Disclosure Guidance and Transparency Rules and the Market Abuse Regulation (596/2014/EU) (as such Regulation applies in the United Kingdom from time to time, as well as such Regulation as may apply in the EEA from time to time, if applicable).

	(b)	The Executive should act at all times in accordance with the requirements under both law and regulation as to the disclosure of inside information, in particular to the Market Abuse Regulation (596/2014/EU), the FCA’s Disclosure Guidance and Transparency Rules and section 52 of the Criminal Justice Act 1993 on insider dealing. The Executive should avoid making any statements that might risk a breach of these requirements. If in doubt, please contact the chairman or company secretary.

	(c)	During the Executive’s employment the Executive must comply with the Company’s own share dealing code in relation to dealing in the Company’s shares, and any such other code as the Company may adopt from time to time which sets out the terms for dealings by directors in the Company’s publicly traded or quoted securities. A copy of the current share dealing code adopted by the Company will be provided to the Executive separately.

4.	Place of Employment

4.1	The Executive’s place of employment shall be split between the Company’s offices based in/around London and or such other place as the Company or any Group Member may have an office and the Executive’s home address or such other address as the Executive may reside from time to time and as agreed between the parties from time to time. Notwithstanding any homeworking arrangement with the Company the Executive shall be required to attend the office at regular intervals as is required by the Company.

4.2	The Executive shall travel to such parts of the world as the CEO may direct or authorise. If the Company requires the Executive to work outside the United Kingdom for a period of more than one month it will provide the Executive with written details of any terms and conditions which may apply to that work and to the Executive’s return to the United Kingdom.

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5.	Remuneration, benefits and relocation

5.1	Salary

	(a)	The Executive shall be paid a basic salary of £370,500 per annum for the proper performance of the Executive’s duties which shall be subject to deduction of tax and National Insurance contributions. This salary will accrue from day to day and will be payable by equal monthly instalments in arrears on or around the last working day of each month and will include any director’s and other fees and emoluments receivable by the Executive as a director of the Company or of any Group Member.

	(b)	The basic salary will be reviewed, but need not be increased, by the Remuneration Committee on and with effect from January 2026 and thereafter not less than once in each calendar year. There will be no review of the salary after notice of termination has been given by either party.

	(c)	The Executive will not be entitled to receive any additional remuneration for work performed outside normal business hours for the Company.

5.2	The Executive will also be entitled to receive:

	(a)	For each calendar year ending during the Employment, the Executive shall be eligible to earn a cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives targeted at 90% of the Executive’s basic salary paid with respect to such year (the “Target Bonus”). The actual amount of any Annual Bonus shall be determined by the Remuneration Committee in its discretion, based on the achievement of individual and/or Company performance goals as determined by the Company, and shall be pro-rated for any partial year of employment or service. The payment of any Annual Bonus, to the extent any Annual Bonus becomes payable, will be made on the date on which annual bonuses are paid generally to the Company’s senior executives and no later than 31 March following the year in which the bonus was achieved.

	(b)	In connection with the Company’s initial public offering, the Company will issue a one-time equity grant to the Executive with a value of $7,000,000 (the “IPO Award”). The IPO Award shall be granted with a Strike Price of the equity price at IPO listing and will be subject to a four-year vesting period with a proportion of 25% of the full grant vesting at each yearly interval. The terms and conditions of the IPO Award will be set forth in a separate award agreement in a form prescribed by the Company, to be entered into by the Company and the Executive.

	(c)	The Executive shall be eligible to receive equity-based compensation award(s), as determined by the Remuneration Committee, for each calendar year during the Employment, with a target value of at least $2,500,000, which shall be subject to a four-year vesting period with a proportion of 25% of the full grant vesting at each yearly interval. The Remuneration Committee shall determine in its sole discretion the grant timing, form(s) and mix, and such other terms and conditions (including exercise and settlement) applicable to any annual equity-based compensation award, taking into account the Executive’s and the Company’s performance. Any such award shall be evidenced by a separate award agreement in a form prescribed by the Company, to be entered into by the Company and the Executive.

	(d)	One calendar day’s basic salary is 1/365th of the Executive’s annual basic salary.

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5.3	The Executive:

	(a)	Will be entitled to relocation expenses provided by the Company for the Executive’s relocation from France to the UK and in due course from the UK back to France, in an amount not to exceed £25,000 each way, which will include:

		i.	Shipment of belongings plus removal costs at both locations

		ii.	Assistance with finding suitable rented accommodation from an agreed Agent

		iii.	Full deposit on rented accommodation and 3 months’ rent, after which the Executive will take on the expense of the accommodation

		iv.	Associated travel costs with relocation

	(b)	No deduction of income tax and national insurance contributions will be made in respect of the first £8,000 of the Executive’s relocation expenses, in line with current HMRC guidelines.

	(c)	Along with their Partner or Spouse will be entitled to be a member of the Company’s Aviva private medical expenses scheme or such other medical expenses scheme as the Company may make available to the Executive from time to time provided the Executive is accepted at reasonable rates of premium;

	(d)	may while the Employment continues, and whilst the Executive remains eligible under the terms of the scheme, participate in a life assurance scheme under which a lump sum benefit shall be payable on the Executive’s death. The benefit is equal to 4 times the Executive’s basic annual salary at the Executive’s death;

	(e)	may while the Employment continues, and so long as the Executive travels on Company business, be entitled to participate in the Company’s global travel, kidnap and ransom insurance, providing the Executive remains eligible under the terms of insurance.

	(f)	The Company reserves the right to change providers and the content and terms of all benefit schemes in line with the needs of the business.

5.4	Participation in any medical expenses, insurance or assurance scheme provided for the Executive under this agreement:

	(a)	is subject to its terms and conditions from time to time in force and the Company’s continuation of the scheme;

	(b)	is conditional on the Executive (and any insured spouse or civil partner and or dependant (“Insured Dependants”)) satisfying any applicable requirements of the insurers;

	(c)	is subject to the Company’s right to alter the cover provided or any term of the scheme or to cease to provide (without replacement or compensation) the scheme at any time;

	(d)	is subject to the Executive and any insured dependants satisfying the normal underwriting requirements of the relevant scheme and or insurance provider and the relevant premium being at a rate which the Company considers reasonable.

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5.5	The Company shall not have any liability to pay any benefit to the Executive or any Insured Dependant under any insurance or assurance scheme provided under this agreement unless it receives payment of the benefit from the insurer under the scheme.

5.6	Details of benefits referred to in clause 5 may be obtained from the People Team.

6.	Expenses and receipts

6.1	Subject to clause 6.2, the Executive shall be reimbursed all reasonable hotel, travelling, entertainment and other expenses properly incurred by the Executive in the course of the Employment in accordance with the Company’s regulations from time to time.

6.2	Reimbursement of expenses incurred by the Executive will only be made on production of valid receipts for such expenses acceptable to the Company.

6.3	The Executive must not without the prior written authorisation of the Board or in breach of any applicable legislation directly or indirectly seek, receive or obtain, in respect of the performance of the Executive’s duties or of any goods or services sold or purchased or other business transacted (whether or not by the Executive) by or on behalf of the Company or any Group Member, any personal benefits, discount, rebate, commission, bribe, kickback or other inducement (“Inducement”) (whether in cash or in kind). In the event that the Executive or any person on the Executive’s behalf directly or indirectly receives any such Inducement, the Executive must immediately account to the Company for the amount so received.

7.	Pension

7.1	The Company will comply with its obligations under the Pensions Act 2008. If and when it is required to do so, it will automatically enrol the Executive into a qualifying pension scheme. Once the Executive has been enrolled the Executive may choose to opt out of membership of the pension scheme but may be re-enrolled from time to time, as required under and in accordance with the automatic enrolment laws.

7.2	If the Executive has been automatically enrolled into the pension scheme as referred to in section 7.1 above then while the Executive is a member of that scheme:

(a) the Company will contribute an amount equivalent to at least 5% of the Executive’s basic salary; and

(b) the Executive will contribute at least the amount required, when added to any Company contribution, to make up the total minimum contribution required,

in accordance with automatic enrolment laws in force from time to time. Subject to these minimum contribution levels for the Executive and the Company, the Executive will be informed of the contribution options (if any) available on joining the pension scheme.

7.3	The Company reserves the right to, at any time and from time to time, replace, terminate (without replacement) or in any way amend any pension arrangements that may be provided.

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8.	Holidays

8.1	The Executive shall in addition to normal public holidays in England and Wales be entitled to 30 working days’ paid holiday during each year commencing on 1 January and pro rata for any shorter period.

8.2	The holiday year is from 1 January to 31 December. The Executive may take up to five days of any unused balance up to 31 March of the following year. There shall be no entitlement to pay in respect of accrued but not taken holiday except under clause 8.4.

8.3	The times at which annual holidays may be taken are at the discretion of the Company, and not more than two weeks may be taken at any one time.

8.4	The Company may require the Executive to take holiday on particular dates including during any period of notice. Except during any period of notice, the Executive shall be given notice of not less than twice as many days as the Executive shall be required to take in advance of the first day of holiday to which it applies.

8.5	On termination of the Employment the Executive shall be entitled to receive a payment representing holiday accrued and as yet untaken on a pro rata basis for the number of completed calendar months the Executive has worked during the current holiday year, limited always to statutory annual leave (i.e. a pro-rated amount based on 28 days’ leave). If the Executive has taken holidays in excess of the Executive’s accrued entitlement the Executive will be required to refund to the Company a sum representing such unearned holiday. Payments under this clause 8.5 shall be calculated at a rate of of annual basic salary, or at such other rate as required by law, payable to the Executive pursuant to clause 5.1 from time to time per day of holiday.

8.6	Any paid holiday (including paid public holidays or days in lieu thereof) shall be deemed first to have been taken in satisfaction of the Executive’s statutory entitlement under the Working Time Regulations 1998.

9.	Sickness absence

9.1	Subject to the Executive’s compliance with the Company’s sickness absence procedures (as amended from time to time) and clause 9.2 the Executive shall continue to receive the Executive’s full salary and contractual benefits (other than any bonus or performance-related benefits) (“Company Sick Pay”) during any period of absence due to any sickness or injury which prevents the Executive from carrying out the Executive’s duties for up to an aggregate of two weeks in any 52 week period. If the Executive has been on long term sick leave continuously for more than 52 weeks the Executive will not qualify for Company Sick Pay again until the Executive has returned to work for a total of four weeks. Such payment shall be inclusive of any statutory sick pay due in accordance with applicable legislation in force at the time of absence. The Company may, at its sole discretion, offer to pay additional Company Sick Pay.

9.2	The Company reserves the right not to pay Company Sick Pay to the Executive in circumstances where:

(a) a medical practitioner has certified that the Executive “may be fit to work”, and the Company agrees to make any adjustments necessary, but the Executive does not return to work; or

(b) a hearing is pending which relates to any aspect of the Executive’s conduct or performance and which could result in the imposition of a warning, dismissal or other sanction.

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9.3	The Executive agrees to consent to medical examinations (at the Company’s expense) by a medical practitioner nominated by the Company at any time during the Employment should the Company so require.

9.4	Without prejudice to clause 15, if, in the opinion of the Board, the Executive is or has been or may be unable to perform the Executive’s duties properly by reason of sickness or injury for a period or periods exceeding an aggregate of three months in any 12 month period the Company shall be entitled to terminate the Employment by giving the Executive their contractual notice.

9.5	If the Executive’s absence is caused by the actionable negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company shall constitute loans to the Executive, who shall:

(a) forthwith notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded as a result of such negligence;

(b) if the Company so requires, refund to the Company such sums of Company Sick Pay and Statutory Sick Pay as the Company may determine, not exceeding the lesser of:

(i) the amount of damages recovered by the Executive under any compromise, settlement or judgment; and

(ii) the sums advanced to the Executive by the Company in respect of the period of incapacity.

10.	Other paid leave

10.1	Apart from holiday, the Executive may be entitled to the following other paid leave: maternity leave, paternity leave, adoption leave, shared parental leave, parental bereavement leave, time off for trade union duties, other paid leaves provided by the Company, and such other statutory leave as may be available from time to time. Any leave will be subject to statutory eligibility requirements and Company rules on eligibility which are available from the People Team.

10.2	The Company does not provide paid leave over and above any statutory entitlement.

11.	Training

The Company operates mandatory internal training that is required to be performed on an annual basis. Any cost of such training will be paid for by the Company.

12.	Outside interests

12.1	During the Employment (including without limitation during any period for which clause 15.2 is operated) the Executive shall not (save with the prior written consent of the Board):

(a) Executive shall not, without the prior written consent of the Company (which will not be unreasonably withheld), directly or indirectly, during the term of this Agreement, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise where it may conflict with or compete with the business of the Company. The Executive may attend to outside investments, and serve as a director, trustee or officer, so long as such activities do not materially interfere with his full-time employment or services hereunder;

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(b) take any steps that are preparatory to competing with the business of the Company or any Group Member in breach of the express and implied terms of this agreement, other than making a bona fide application for new employment; or

(c) introduce to any person, firm or company other than any Group Member, or transact for the Executive’s own account or that of any other person, firm or company other than any Group Member, business of any kind with which the Company is able to deal.

13.	Intellectual property

13.1	If at any time during the Employment, the Executive creates, develops, makes or invents any Intellectual Property the Executive acknowledges and agrees that it will be owned by the Company to the extent it relates to, or is, capable of exploitation in the Company’s business or is otherwise created, developed, made or invented by the Executive in the course of the Employment. The Executive will promptly disclose to the Company full details of all such intellectual property that relates to or is capable of exploitation in the Company’s business.

13.2	To the extent that they do not vest in the Company automatically, the Executive irrevocably assigns to the Company (by way of present and future assignment) all intellectual property rights, whether or not capable of registration (including all rights to apply for and be granted registrations, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world) in and to all such intellectual property.

13.3	The Executive will at the request and expense (as to out-of-pocket expenses) of the Company execute all documents and do such things as may be necessary or desirable to vest, or confirm vesting of, the Intellectual Property belonging to the Company pursuant to clause 13.1 and 13.2 in the Company, and to obtain protection in the Company’s name for that Intellectual Property.

13.4	To the fullest extent permitted by law the Executive waives in favour of the Company irrevocably and unconditionally all moral rights (and any broadly equivalent rights in any part of the world) that the Executive may have in any of the Intellectual Property belonging to the Company pursuant to clause 13.1 or 13.2.

13.5	The Executive irrevocably appoints the Company to be the Executive’s attorney in the Executive’s name and on the Executive’s behalf to execute documents and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause.

13.6	The provisions of this clause 13 will continue in force after the termination of this deed in respect of all Intellectual Property created, developed, made or invented by the Executive during the Employment.

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14.	Confidentiality and Company Property

14.1	The Executive acknowledges that during the Employment (and possibly also prior to its commencement) the Executive will have access to and be entrusted with information in respect of the technology, business and financing of the Company and that of its clients, customers, suppliers, agents and business associates or prospective clients, customers, suppliers, agents and business associates and likewise in relation to Group Members that amounts to a trade secret, is confidential or is commercially sensitive (the “Confidential Information”). Confidential Information includes by way of example only:

	(a)	know-how, technical designs, drawings, diagrams or specifications relating to the systems, products (including virtual and physical) or services of the Company or any of its clients, customers, suppliers, agents, business associates or Group Members;

	(b)	details of current activities and current and future business strategies and tactics including (without limitation) those relating to software development, services, management, advertising, sales and marketing, the acquisition or disposal of a company or business or part thereof or any proposed expansion or contraction of activities;

	(c)	the research and development of new software, systems, products or services;

	(d)	external consultants, contractors and suppliers and their services, designs, production and delivery capabilities;

	(e)	clients and details of their particular requirements and businesses and the terms of business with them;

	(f)	details of employees and officers of the Company or any Group Member and of the remuneration and other benefits paid to them;

	(g)	costings, profit margins, discounts, rebates, pricing, payment and credit policies and other financial information and procedures and systems for the foregoing whether of the Company, a Group Member or of any client, customer, supplier, agent or business associate of the Company or Group Member;

	(h)	existing and prospective operating systems, software applications and methods or production, manufacture, processing or treatment;

	(i)	any document or intangible material clearly marked ‘confidential’, information which the Executive is told is confidential or any other information of a private, confidential or secret nature concerning the Company or any Group Member and any information which has been given to the Company or any Group Member in confidence by clients, customers, suppliers, agents, business associates or other persons; and

	(j)	any personal data to which the Executive has access whether or not lawfully in the course of the Employment.

The Executive shall keep secret and shall not use or disclose to any person any of the Confidential Information other than for the proper performance of the Executive’s duties or as directed by the Company or through any failure to exercise due care and diligence, cause any unauthorised disclosure of Confidential Information to any person or make or use any copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

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14.2	Without prejudice to clause 15, clause 14.1 and the restrictions contained in clause 19 shall also apply after termination of the Employment for whatever reason.

14.3	Clause 14.1 and the restrictions contained in clause 19 shall not apply to any Confidential Information to the extent that the Executive:

	(a)	can demonstrate it was:

(i) known to the Executive prior to the commencement of the Employment; or

(ii) is in the public domain,

other than as a result of a breach of clauses 14.1 and 19 or breach of an analogous provision by any person, including other employees of the Company;

	(b)	is required to disclose by any court or regulatory body of competent jurisdiction; or

	(c)	is prevented from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996 and/or a relevant pay disclosure made in compliance with section 77 of the Equality Act 2010.

14.4	If the Executive works from home, they are responsible for ensuring the security of Confidential Information in their home. In particular, the Executive undertakes to:

	(a)	encrypt and/or protect by password any Confidential Information held on their home computer;

	(b)	lock their computer terminal whenever it is left unattended;

	(c)	ensure any wireless network used is secure;

	(d)	keep all papers containing Confidential Information secure when not in use;

	(e)	ensure that all telephone calls and other types of communication relating to the business of the Company whether Confidential Information or otherwise remain confidential.

14.5	If the Executive works from home the Executive consents to:

	(a)	surrender to the Company any Company property including laptops and phones in order for the Company to install, inspect, replace, repair, maintain or service any Company Property as defined in clause 14.6 during the Executive’s employment; and

	(b)	agrees to carry out health and safety risk assessments in line with Company training and guidance from the HSE of the Company Property and the Executive’s workstation during the Executive’s employment and agrees that the Executive will ask the Company to assist onsite at their home where they require additional support with this; and

	(c)	recover any Company Property on or after termination of the Executive’s employment.

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14.6	All notes, memoranda, samples and other documents and materials (in whatever form including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) containing Confidential Information or otherwise relating to the business of the Company or any Group Member (whether created or acquired by the Executive or otherwise), electronic equipment and other items provided for the Executive’s use by the Company (together the “Company Property”) shall be:

	(a)	the property of the Company or the relevant Group Member; and

	(b)	surrendered by the Executive to the Company or the relevant Group Member (or irretrievably deleted by the Executive where incapable of surrender) at the termination of the Employment or at the request of the Company or the relevant Group Member at any time during the course of the Employment.

14.7	The Executive shall upon request provide a signed statement that the Executive has complied fully with the Executive’s obligations under this clause 14.

14.8	Nothing in this agreement shall prevent the Executive following termination of the Employment from using information which becomes part of the Executive’s professional skill and knowledge and which does not include any Confidential Information of the Company.

14.9	Notwithstanding anything in this agreement to the contrary, nothing contained in this agreement shall prohibit either party (or either party’s attorney(s)) from:

	(a)	filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation;

	(b)	communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding: and/or

	(c)	receiving an award for information provided to any Government Agency.

	(d)	Pursuant to 18 USC Section 1833(b):

		(i)	the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made:

			(A)	in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or

			(B)	in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

		(ii)	the Executive acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. All disclosures permitted under this Section 14.9 are herein referred to as “Permitted Disclosures” Further, nothing in this agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.

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15.	Termination

15.1	Notice of termination

	(a)	Either party may terminate the Employment by giving to the other not less than 6 months’ written notice (email is considered as written)

15.2	If written notice is given by either party to terminate the Employment or in circumstances where the Executive has purported to resign without giving due notice the Company may, subject to clause 15.3:

	(a)	require the Executive to perform such duties as the Company may direct at such location as the Company may decide the Executive is to perform no duties;

	(b)	require the Executive not to have any communication with any Business Partner, Prospective Business Partner, Client, Prospective Client, Investment Partner, Prospective Investment Partner, Investee, Supplier, Prospective Supplier (as defined in clause 19) or any Group Member in relation to the business of the Company or any Group Member;

	(c)	require the Executive not to contact or have any communication with any employee, officer, director, agent or consultant of the Company or of any Group Member in relation to the business of the Company or any Group Member;

	(d)	require the Executive not to remain or become involved in any respect with the business of the Company or any Group Member except as required by such Group Member or Company; and

	(e)	require that the Executive does not access or seek to use, access, download, save or otherwise retain copies of any of the Company’s materials, records and other information, databases, electronic communications or storage systems, and in each case the Company will continue to pay the Executive salary and provide all other benefits arising under this agreement during the period of notice except that notwithstanding any other terms of this agreement bonus or other performance related benefits shall not accrue. During such period of notice, the Executive shall remain an employee of the Company and bound by the terms of this agreement including any implied duties of good faith and fidelity. The periods for which the restrictions in clause 19 apply shall be reduced by any period that the Executive has been excluded pursuant to this clause 15.2(a).

15.3	The Company may in its sole and absolute discretion terminate the Executive’s employment forthwith at any time and with immediate effect (whether or not notice to terminate has already been given) by notifying the Executive that it is exercising its right to do so and thereafter will pay a lump sum equal to the Executive’s basic salary only (as at the Termination Date) in accordance with clause 5.1 in lieu of any required notice or balance of such notice, less income tax and National Insurance contributions (“Payment in Lieu”). The Executive shall have no right to receive a payment under this clause unless the Company has exercised its discretion to do so.

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15.4	The Company may choose to pay any Payment in Lieu in equal monthly instalments until the date on which the notice period referred to at clause 15.1 would have expired had notice been given.

15.5	Where the Company terminates this agreement otherwise than in accordance with the provisions of clauses 9.4, 15.2 or 15.3 (subject always to the provisions of clause 15.9) the Executive shall not be entitled to enforce any claim as a contractual debt or as liquidated damages and the Executive’s sole remedy will be a claim in damages and any such damages to which the Executive may be entitled shall be calculated in accordance with ordinary common law principles including those relating to mitigation of loss.

15.6	Notwithstanding clause 15.3 the Executive shall not be entitled to any Payment in Lieu if the Company would otherwise have been entitled to terminate the Employment without notice in accordance with clause 15.9. In that case the Company shall also be entitled to recover as a debt from the Executive any Payment in Lieu (or instalments thereof) already made.

15.7	Upon the termination of the Employment for whatever reason or after notice having been served or if the Executive shall cease for any reason to be a director of the Company the Executive shall forthwith, if so required by the Company:

	(a)	resign without any claim for compensation or damages from any office or appointment held by the Executive in the Company or in any Group Member, and of all other companies of which the Executive shall have been appointed a director by the Company or Group Member by virtue of any right of nomination vested in such member;

	(b)	transfer any shares held by the Executive as a consequence of her position as a Director of the Company, and not in her personal capacity as a shareholder and or option holder, in the Company required to be transferred either in accordance with the Company’s articles of association or any agreement by which the Executive is bound and deliver to the Company certificates thereof;

	(c)	take appropriate steps to update any social or professional networking site (including but not limited to Facebook, Twitter or LinkedIn) (“Networking Site”) to confirm the Executive is no longer employed by the Company and shall not present or position the Executive as still being employed by or a director of the Company or any Group Member or that the Executive is connected with the Company or any Group Member in any way (save that the Executive may, at all times, disclose that the Executive worked for the Company, the dates of employment with the Company and the role and responsibilities undertaken in that time);

	(d)	delete any existing or prospective clients of the Company and/or any Group Member from any Networking Site which is under the Executive’s control, and undertake not to reconnect with those existing or prospective clients within six months of the Termination Date; and

	(e)	provide a signed statement confirming that the Executive has complied with the above obligations.

15.8	The Executive hereby irrevocably authorises the Company to appoint such person in the Executive’s place and on the Executive’s behalf to do all such things and execute all such documents which the Executive is obliged to execute and do under this agreement (including without limitation those documents which may be necessary for, or incidental to, the Executive’s resignation from office and transfer of shares).

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15.9	Notwithstanding clauses 15.1, 15.3 and 9.4, the Company shall be entitled to terminate the Employment summarily by written notice and without any payment in lieu of notice (but without prejudice to the rights and remedies of the Company for any breach of this agreement and to the Executive’s continuing obligations under this agreement):

	(a)	if the Executive commits by act or omission any serious or wilful or (after warning) persistent breach or breaches of any express or implied term of the Employment or refuses or neglects to comply with any reasonable direction of the Company;

	(b)	if the Company has reason to believe that the Executive has committed any criminal offence (other than an offence under any road traffic legislation in the UK or elsewhere for which a fine or non-custodial penalty is imposed) or been guilty of any dishonesty or serious misconduct in each case whether during the performance of the Executive’s duties or otherwise which in the opinion of the Board renders the Executive unfit to continue as an executive of the Company;

	(c)	if the Company has reason to believe the Executive has done anything which would be likely adversely to prejudice the reputation or interests of the Company or any Group Member for which the Executive has performed duties during the Employment;

	(d)	if the Executive shall petition for a bankruptcy order or have a bankruptcy order made against the Executive or take the benefit of any legislation for the relief of insolvent debtors or make any composition with the Executive’s creditors or shall become prohibited by law from being a director or taking part in the management of the Company whether under the Company Directors Disqualification Act 1986 or any statutory modification or re-enactment thereof for the time being in force or otherwise;

	(e)	if the Executive has, in the opinion of the Company, failed whether by act or omission to perform the Executive’s duties to a standard satisfactory to the Board, after having received a written warning from the Company relating to the same and 30 days’ opportunity to remedy;

	(f)	if the Executive accepts or offers an Inducement or other secret payment in breach of clause 6.3 or otherwise or commits any other breach of the Company’s anti-corruption and bribery policy;

	(g)	if any information relating to the Executive’s suitability for employment by the Company and provided in the course of applying for employment is found to be untrue or misleading or if the Executive ceases to be eligible to work in the United Kingdom;

	(h)	if the Executive fails or ceases to meet the requirements of, or is guilty of a serious breach of the rules of, any regulatory body or any other entity whose consent or approval is required to enable the Executive to undertake all or any of the Executive’s duties or if the warranties by the Executive at clause 2 are found to be misleading or incorrect; or

	(i)	if the Executive breaches whether by act or omission any obligations under the Data Protection Act 2018, the General Data Protection Regulation or any similar, analogous or replacement legislation;

	(j)	if the Executive, and anyone accompanying the Executive (including witnesses), covertly records any meetings or hearings conducted with the Company including under the grievance, disciplinary and dismissal procedures; or

	(k)	if the Executive is a statutory director: If the Executive ceases by reason of the Executive’s own act or default to be a director of the Company.

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15.10	The rights of the Company under clause 15.9 are without prejudice to any other rights that it might have at law to terminate the Employment or to accept any breach of this agreement by the Executive as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver of those rights.

15.11	The Company’s rights to terminate the Employment apply even where such termination would or might cause the Executive to forfeit any entitlement to sick pay, permanent health insurance or other benefits.

16.	Suspension

If the Company has reason to suspect that any one or more of the events set out in clause 15.9 has occurred or if the Company has reason to suspect the Executive has acted or omitted to act in a manner which amounts to misconduct or may not be fit to properly carry out the Executive’s duties under this agreement, the Company may suspend the Executive on such terms as to payment of salary and other benefits or otherwise as the Company may think fit while any investigation or disciplinary procedure against the Executive is outstanding.

17.	Grievance, disciplinary and dismissal procedure

17.1	A copy of the grievance and disciplinary rules and procedures of the Company can be obtained from the People Team. They do not form part of the Executive’s contract of employment.

18.	Duties upon termination

Upon termination of the Employment for whatever reason or after notice having been served at the request of the Company the Executive shall immediately:

(a) hand over to the Company all documents, books, materials, records, correspondence, papers, passwords, login details and information (on whatever media and wherever located) relating to the business of the Company or any Group Member, any magnetic discs on which information relating to the business is stored and any keys, credit cards and other property of the Company or any Group Member (including in particular any car provided to the Executive) which may be in the Executive’s possession, custody, care or control and shall provide a signed statement that the Executive has complied fully with the terms of this clause;

(b) irretrievably delete any information relating to the business of the Company or any Group Member stored on any magnetic or optical disc or memory and all matter derived therefrom which is in the Executive’s possession, custody, care or control outside the premises of the Company and shall produce such evidence of compliance with this sub-clause as the Company may require;

(c) comply with the provisions of clauses 15.7 and 15.8 of this agreement; and

(d) provide a signed statement that the Executive has complied fully with the Executive’s obligations under this clause 18.

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19.	Restrictions

19.1	Definitions

For the purposes of this clause the following words have the following meanings:

“Client” means any person, firm, company or other entity who or which was a client or customer of the Company at any time during the Relevant Period, with whom or with which the Executive had material dealings during the Relevant Period or about whom or which the Executive had Confidential Information or material knowledge during the Relevant Period or with whom or with which any employee, worker or consultant of the Company had material dealings in the course of their employment or engagement while reporting to or under the supervision of the Executive during the Relevant Period;

“Prospective Client” means any person, firm, company or other entity with whom or with which the Company had negotiations or discussions at any time during the Relevant Period regarding becoming a client or customer of the Company, with whom or with which the Executive had material dealings during the Relevant Period or about whom or which the Executive had Confidential Information or material knowledge during the Relevant Period or with whom or with which any employee, worker or consultant of the Company had material dealings in the course of their employment or engagement while reporting to or under the supervision of the Executive during the Relevant Period;

“Prospective Supplier” means any person, firm, company or other entity with whom or with which the Company had negotiations or discussions at any time during the Relevant Period regarding becoming a supplier of the Company, with whom or with which the Executive had material dealings during the Relevant Period or about whom or which the Executive had Confidential Information or material knowledge during the Relevant Period or with whom or with which any employee, worker or consultant of the Company had material dealings in the course of their employment or engagement while reporting to or under the supervision of the Executive during the Relevant Period;

“Relevant Period” means the Termination Date and the 12 month period immediately preceding the Termination Date;

“Restricted Business” means the business or contemplated business of the Company during the Relevant Period and, in particular, the development and sale of business-to-business open commerce virtual platforms but limited to the activities of a type with which the Executive was concerned or involved, or for which the Executive was responsible, at any time during the Relevant Period;

“Restricted Person” means any person who is employed or engaged as at the Termination Date by the Company whether as a director, an employee, a worker or a consultant in a senior executive, senior technical, senior advisory or sales capacity who could materially damage the interests of the Company if they were to work for or provide services to any business concern competing, or intending to compete, with the Restricted Business and with whom the Executive dealt, or about whom the Executive obtained knowledge, during the Relevant Period; and

“Supplier” means any person, firm, company or other entity who or which supplied goods or services (other than utilities or goods and services supplied for administrative purposes) to the Company and with whom or with which the Executive had material dealings during the Relevant Period or about whom or which the Executive had Confidential Information or material knowledge during the Relevant Period or with whom or with which any employee, worker or consultant of the Company had material dealings in the course of their employment or engagement while reporting to or under the supervision of the Executive during the Relevant Period.

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19.2	The Executive shall not either personally or by an agent and either on the Executive’s own account or for or in association with any other person directly or indirectly for a period of twelve months after the Termination Date in competition with the Company, be employed or engaged or otherwise interested, whether as agent, consultant, employee, worker, director, partner or shareholder, in any Restricted Business;

19.3	The Executive shall not either personally or by an agent and either on the Executive’s own account or for or in association with any other person directly or indirectly for a period of twelve months after the Termination Date:

(a) in competition with the Company, in respect of Restricted Business, solicit business from or endeavour to solicit business from any Client or Prospective Client;

19.4	The Executive shall not either personally or by an agent and either on the Executive’s own account or for or in association with any other person directly or indirectly for a period of twelve months after the Termination Date:

(a) in competition with the Company, in respect of Restricted Business, have any business dealings with any Client or Prospective Client;

19.5	The Executive shall not either personally or by an agent and either on the Executive’s own account or for or in association with any other person directly or indirectly for a period of twelve months after the Termination Date:

(a) interfere with, or attempt to interfere with, the establishment or continuance of supplies from or by the Supplier or any Prospective Supplier to the Company in respect of the Restricted Business, or the terms relating to such supplies or prospective supplies, or seek to damage the relationship between any such person and the Company;

19.6	The Executive shall not either personally or by an agent and either on the Executive’s own account or for or in association with any other person directly or indirectly for a period of twelve months after the Termination Date:

(a) solicit or induce or endeavour to solicit or induce any person who, on the Termination Date, was a Restricted Person to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract; or

19.7	The Executive shall not either personally or by an agent and either on the Executive’s own account or for or in association with any other person directly or indirectly for a period of twelve months after the Termination Date:

(a) employ or otherwise engage a Restricted Person.

19.8	If, at any time during the Executive’s employment, two or more Restricted Persons have left their employment, appointment or engagement with the Company to carry out services for a business concern which competes with, or is intended to compete with, any Restricted Business, the Executive will not at any time during the twelve months following the last date on which any of those Restricted Persons were employed or engaged by the Company, be employed or engaged in any way with that business concern.

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19.9	Nothing in this clause 19 shall prevent the Executive from being engaged in or by, or participating in, any business or entity to the extent that any of the Executive’s activities for such business or entity shall relate solely to:

(a) geographical locations in which the business or entity does not compete or seek to compete with the Company in the Restricted Business; and

(b) services or activities of a type with which the Executive was not materially concerned during the Relevant Period.

19.10	If the Executive receives an offer to be employed or engaged in a business concern during the Employment, or prior to the expiry of the last of the restrictions in this clause 19, the Executive shall give the person making the offer a copy of this clause 19 as well as clause 15.2. Further, the Executive shall notify the Company of the identity of the person making the offer and the role being offered as soon as possible after receiving the offer.

19.11	Group Members

(a) The provisions of clauses 19.1 to 19.10 inclusive shall apply equally where, during the period of 12 months prior to the Termination Date, the Executive was engaged in or responsible for any business of any Group Member (each of which Group Member is hereinafter called “Relevant Company”).

(b) In addition to the covenants given in clauses 19.1 to 19.10 inclusive the Executive hereby covenants with the Company (which for the purposes of this paragraph shall act as trustee for each Relevant Company) in relation to each of the clauses 19.1 to 19.10 inclusive as if every reference therein to the Company was a reference to the Relevant Company and the definitions of , “Client”, “Prospective Client”, “Prospective Supplier”, “Relevant Period”, “Restricted Business”, “Restricted Person” and “Supplier” in clause 19 apply with the substitution of the “Relevant Company” for the Company.

19.12	Each of the restrictions in this clause 19 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

19.13	The periods for which the restrictions in this clause 19 apply shall be reduced by any period that the Executive has not undertaken any duties as a result of the operation by the Company of clause 15.2(a).

19.14	If the Executive’s employment is transferred to any firm, company, person or entity other than a Group Member pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended or replaced), or if the Executive is offered employment following a reconstruction or amalgamation pursuant to clause 24.6 to any firm, company, person or entity other than a Group Member (the “New Employer”), the Executive will, if required, enter into an agreement with the New Employer containing post-termination restrictions which protect the confidential information, trade secrets and business connections of the New Employer.

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20.	Data protection

20.1	The Company or any other Group Member may collect, hold, process or transfer personal and sensitive personal data relating to the Executive as set out in, and for the purposes set out in, the Privacy Notice.

20.2	The Executive shall comply with the Company’s data protection policy when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Company.

20.3	The Company may, from time to time, monitor the Executive’s use of the internet and of email communications received, created, stored, sent or forwarded by the Executive on systems and equipment provided by the Company to the Executive for the performance of the Executive’s duties, as set out in, and for the purposes set out in, the Privacy Notice and the Company’s IT and communications systems Policy and data protection policy that can be found on Confluence.

20.4	For the purposes of 20.1 and 20.3, the Company may transfer data to jurisdictions within the European Economic Area (the “EEA”) and outside the EEA. Where the disclosure or transfer is to a non-EEA jurisdiction, the Company shall take reasonable steps to ensure that the Executive’s personal data continues to be adequately protected.

20.5	In some cases, where specific processing is to occur, a separate privacy notice will be sent to the Executive and in limited cases the Executive’s consent to the processing may be sought.

20.6	The Privacy Notice, and any separate privacy notices where relevant or required, do not form part of the Executive’s contract of employment.

21.	Notices

21.1	Any notice or other written communication given under or in connection with this agreement shall be delivered personally or sent by pre-paid recorded delivery or registered post or by email.

21.2	The address for service of the Company shall be its registered office marked for the attention of the CEO and in the case of the Executive shall be the address stated in this agreement or if any other permanent address has previously been notified to the Company to the address so notified.

21.3	The parties’ email addresses for service are:

Party	Email address
Company	justin.fletcher@redcloudtechnology.com CC. gillian.hinton@redcloudtechnology.com
Executive	soumaya.hamzaoui@redcloudtechnology.com

21.4	Any notice or other written communication shall be deemed to have been served:

	(a)	if delivered personally, at the time of delivery;

	(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the time of posting;

	(c)	if sent by email, at the time of transmission (if sent during normal business hours, that is 9.30 to 17.30 local time) in the place from which it was sent or (if not sent during such normal business hours) at the beginning of the next Business Day in the place from which it was sent.

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22.	Deductions

For the purposes of the Employment Rights Act 1996 the Executive consents to the deduction from any sum otherwise payable to the Executive by reason of the Employment (or its termination) the value of any claim of whatever nature and in whatever capacity that the Company may have against the Executive, including but not limited to:

(a) overpayment of wages or expenses;

(b) the Executive’s failure to comply with the requirements of clause 9.2;

(c) loans or advances on wages which the Company may from time to time make to the Executive;
(d) any contributions that the Company may deduct in accordance with the automatic enrolment requirements of the Pensions Act 2008, when they apply to the Company;

(e) to the extent it is not covered in 22(d), any amounts payable by the Executive as member contributions to such pension scheme or arrangement as the Company has in place in respect of the Executive from time to time; and

(f) any losses suffered by the Company as a result of any negligence or breach of duty by the Executive.

23.	Third party rights

No term of this agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

24.	Miscellaneous

24.1	Save as expressly provided in this agreement:

(a) no term or provision of this agreement shall be varied or modified by any prior or subsequent statement, conduct or act of any party; and

(b) the Company and the Executive may amend this agreement only by letter or written instrument signed by both the Company and the Executive.

24.2	The headings to the clauses and any underlining in this agreement and in any schedule[s] are for ease of reference only and shall not form any part of this agreement for the purposes of construction or interpretation.

24.3	This agreement sets out the entire agreement and understanding between the Company and the Executive and between any Group Member and the Executive and supersedes all prior agreements, understandings or arrangements whether oral or written or implied in connection with the Employment save only for any terms implied by law. The Executive acknowledges and warrants that the Executive is not entering into this agreement in reliance on any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this agreement (unless such representation, warranty or understanding was made fraudulently).

24.4	There are no collective agreements which directly affect the terms and conditions of the Employment.

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24.5	If at any time any term or provision in this agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this agreement shall not be affected.

24.6	If the Employment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Member, whether by winding up or otherwise, and the Executive is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, the Executive shall have no claim against the Company or any such undertaking arising out of or connected with the termination.

24.7	This agreement may be entered into by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but the counterparts shall together constitute one and the same instrument.

24.8	The Executive agrees at the request of the Company to give all reasonable assistance in relation to any actual or threatened regulatory investigation, litigation, arbitration, mediation or claim whether current or future concerning the Company or a Group Member or any directors, officers, employees or shareholders of the same in respect of matters of which the Executive has knowledge. Such assistance may include, inter alia, giving witness statements and attendance at court, tribunal or other legal hearing(s) to give evidence on behalf of the Company or a Group Member. The Company will reimburse the Executive his reasonable expenses incurred in providing such assistance including loss of earnings, subject always to the production of appropriate receipts and/or evidence of loss of earnings.

25.	Law and jurisdiction

This agreement and any dispute or claim arising out or in connection with it or its subject matter or formation (including non-contractual claims or disputes) shall be governed by and construed in accordance with the law of England and Wales and each party to this agreement submits to the exclusive jurisdiction of the courts of England and Wales.

This agreement has been executed and delivered as a deed on the date shown on the first page.

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EXECUTED as a deed	)
by REDCLOUD HOLDINGS PLC	)
acting by a director	)

Director

in the presence of:

Witness:

Name:

Address:

SIGNED as a deed by	)
Soumaya Hamzaoui	)
)
)

Soumaya Hamzaoui

in the presence of:

Witness:

Name:

Address:

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